UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2016

Bats Global Markets, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-37732	46-3583191
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8050 Marshall Drive, Suite 120

Lenexa, Kansas 66214
(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (913) 815-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On June 30, 2016, Bats Global Markets, Inc. (the “Company”) entered into a Second Amendment to Credit Agreement (the “Second Amendment”) among the Company, the subsidiary guarantors party thereto, the refinancing term lenders, refinancing revolving lenders and consenting lenders party thereto, Bank of America, N.A., as successor administrative agent, JPMorgan Chase Bank, N.A., as existing administrative agent, and Credit Suisse AG, as collateral agent, to its existing credit agreement dated as of January 31, 2014, as amended by the first amendment thereto dated as of February 24, 2015 (as so amended, the “Existing Credit Agreement”, and the Existing Credit Agreement, as amended by the Second Amendment, the “Amended Credit Agreement”).  The Amended Credit Agreement provides for (i) a term loan credit facility in the amount of $650 million that matures on June 30, 2023 (the “Term Facility”) and (ii) a revolving credit facility in the amount of $100 million that matures on June 30, 2019 (the “Revolving Facility”). The Term Facility and the Revolving Facility under the Amended Credit Agreement refinanced the $656 million of term loans and the $100 million revolving credit facility that were outstanding under the Existing Credit Agreement immediately prior to the Second Amendment.

The Company’s obligations under the Amended Credit Agreement are guaranteed by the domestic subsidiaries of the Company, with certain exceptions, and are secured by first-priority liens on substantially all of the assets of the Company and such subsidiary guarantors, subject to certain exceptions.  In addition, with certain exceptions, any subsequently acquired or formed domestic subsidiary will be obligated to guarantee the Company’s obligations under the Amended Credit Agreement and grant liens on substantially all of its assets in support thereof.

The Company is required to make amortization payments in respect of the Term Facility in equal quarterly installments of 1.00% per year, commencing on the last business day of the first fiscal quarter ending after June 30, 2016. In addition to these scheduled amortization payments, the Company may be required to make prepayments of principal based on a percentage of Excess Cash Flow, as defined in the Amended Credit Agreement, or with 100% of the net cash proceeds of certain assets sales or debt incurrences.  Borrowings under the Amended Credit Agreement bear interest at a variable rate per annum, as set forth in the Amended Credit Agreement.

The Amended Credit Agreement contains restrictions and covenants applicable to the Company and its subsidiaries, including customary covenants that limit, among other things, (i) indebtedness, (ii) liens, (ii) dividends and other distributions, (iii) asset sales, (iv) loans and investments, (v) mergers and consolidations, (vi) voluntary prepayments for certain indebtedness, (vii) sale-leaseback transactions, (viii) changes in nature of the Company’s and its subsidiaries’ business, (ix) changes in fiscal year and (x) transactions with affiliates, in each case subject to certain exceptions.  The Amended Credit Agreement also contains a financial maintenance covenant that requires the Company and its subsidiaries to maintain a ratio of Total Debt (as defined in the Amended Credit Agreement) as of the end of any fiscal quarter to Consolidated EBITDA (as so defined) for the period of four consecutive fiscal quarters then ended of not more than 4.00 to 1.00 for the fiscal quarter ending June 30, 2016; 3.50 to 1.00 for the fiscal quarter ending September 30, 2016; 3.25 to 1.00 for the fiscal quarters ending December 31, 2016 through December 31, 2017; and 3.00 to 1.00 for the fiscal quarters thereafter.  The Amended Credit Agreement also contains customary events of default.

In connection with the refinancing, the original issue discount and debt issuance costs associated with the Existing Credit Agreement were extinguished, resulting in a pretax loss of approximately $18 million in the second quarter 2016.

The foregoing summary of the terms of the Second Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Second Amendment, filed as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 2.03.      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above regarding the Second Amendment and the Amended Credit Agreement is hereby incorporated by reference into this Item 2.03.

Item 7.01.      Regulation FD Disclosure.

On June 30, 2016, the Company issued a press release announcing that the Company entered into the Second Amendment to Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

(d)      Exhibits:

10.1

Second Amendment to Credit Agreement dated as of June 30, 2016 among Bats Global Markets, Inc., as borrower, the subsidiary guarantors party thereto, the refinancing term lenders, refinancing revolving lenders and consenting lenders party thereto, Bank of America, N.A., as successor administrative agent, JP Morgan Chase Bank, N.A., as existing administrative agent, and Credit Suisse AG, as collateral agent

99.1	Press release dated June 30, 2016

The information set forth under “Item 7.01 Regulation FD Disclosure” is intended to be furnished pursuant to Item 7.01. Such information, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BATS GLOBAL MARKETS, INC.

Date: July 1, 2016	By:	/s/ Eric Swanson
Eric Swanson
Executive Vice President and General
Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1

Second Amendment to Credit Agreement dated as of June 30, 2016 among Bats Global Markets, Inc., as borrower, the subsidiary guarantors party thereto, the refinancing term lenders, refinancing revolving lenders and consenting lenders party thereto, Bank of America, N.A., as successor administrative agent, JP Morgan Chase Bank, N.A., as existing administrative agent, and Credit Suisse AG, as collateral agent

99.1	Press release dated June 30, 2016